Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Pioneer Natural Resources Company to be filed on or about December 2, 2020, and in the related Joint Proxy Statement/Prospectus (collectively, the “Registration Statement”), of all references to our firm and our audit letter dated January 14, 2020, and the information contained therein, included in or made a part of the Annual Report on Form 10-K of Parsley Energy, Inc. for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

December 2, 2020